Exhibit 99.2

FBR & CO 3Q2011 Earnings Call

Shannon Small:

Thank you and good morning. This is Shannon Small, Senior Vice President of Corporate Communications for FBR. Before we begin this morning’s call, I would like to remind everyone that statements concerning future performance, developments, events, market forecasts, revenues, expenses, earnings, run rates, and any other guidance on present or future periods constitute forward-looking statements. These forward-looking statements are subject to a number of factors, risks, and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances. These factors include, but are not limited to, the demand for securities offerings, activity in the secondary securities markets, interest rates, the risks associated with merchant banking investments, the realization of gains and losses on principal investments, available technologies, competition for business and personnel, and general economic, political, and market conditions. Additional information concerning these factors that could cause results to differ materially is contained in FBR annual report on Form 10-K and in quarterly reports on Form 10-Q.

Joining us on the call today is Brad Wright, Chief Financial Officer of FBR. I would now like to turn the call over to Rick Hendrix, President and Chief Executive Officer of FBR.

Rick Hendrix:

Thank you Shannon and good morning everyone. On today’s call, I will cover our third quarter financial results and some detail around the cost reductions we announced last night.

The third quarter presented an environment far more challenging than any we have seen since the depths of the financial crisis in 2008. While we have added capabilities over that time, we remain at our core, an equity capital markets franchise. The virtual shutdown of that market in August and September is a clear reminder that this is among the most volatile areas within the overall financial markets and our financial results reflect this.

For the quarter, we reported a net loss of $26.1 million compared to a net loss of $2.7 million for the second quarter of 2011 and $6.6 million in the third quarter of 2010. For the first nine months of 2011, the Company had a net loss of $30.8 million compared to a $40.6 million net loss for the first nine months of 2010.

Net revenue for the quarter was $20.1 million, compared to $49.2 million in the prior period. The net investment loss of $9.3 million for the quarter included $6.6 million in unrealized mark-to-market losses on merchant banking and other investment positions. These write-downs, coupled with very low banking revenues were the primary drivers of our loss for the quarter.

Investment banking revenue was $5.0 million for the quarter, down from $30.0 million in the second quarter. $4.4 million of this quarter’s total came from advisory fees. Just to provide some context for these numbers, compared to modest second quarter volumes for issuers with market caps below $5 billion, the third quarter saw volumes down two-thirds in terms of total equity capital raised. This represents the lowest quarterly volume since the first quarter of 2009.

Despite the fact that so few transactions were completed during the third quarter, we are actively working with many issuers in a variety of industries who plan to access the capital markets. In a more constructive market environment, we expect to launch and execute these transactions. Included among these deals are a number of large, sole-managed transactions – significant drivers of our investment banking revenue.

Institutional brokerage revenue was $19.4 million, down from $21.1 million in the second quarter of this year and $23.4 million in the third quarter of last year. With equity trading volumes down across the industry, our equities business, including options, remained essentially flat quarter-over-quarter at $20.9 million compared to $20.6 million in the third quarter 2010 and $20.7 million in the prior quarter. Our non-equities businesses generated only a small loss of $600,000, reflective of the fact that we maintained a well-managed risk profile on these desks through this volatile period.

Our asset management business generated $3.6 million in revenue in the third quarter compared to $3.9 million in the second quarter of this year and $3.3 million in the third quarter of last year. AUM decreased to $1.36 billion at the end of the quarter, through a combination of a 13% market value decline and net outflows of 4%. Both statistics compare well relative to their respective peers.

As previously mentioned, in a quarter with broad declines in equity values, we recorded $6.6 million in unrealized mark-to-market losses on equity positions. Since the end of the third quarter, these investments have recovered by approximately $2 million.

Core fixed expenses were essentially flat quarter-over-quarter at $33 million, and compare favorably to $38 million in the third quarter of 2010. With respect to compensation, a large portion of this quarter’s expense was fixed in nature and, when coupled with an uncharacteristically low revenue quarter, our year-to-date comp-to-revenue ratio increased to 70%, well above our target level.

Non-compensation fixed expenses were $14.8 million in the third quarter of 2011, compared to $16.5 million and $17.2 million in the second quarter of this year and third quarter of 2010 respectively.

As of September 30, FBR had $243 million in shareholders’ equity and the Company’s book value per share was $4.31 compared with $4.57 at the end of the second quarter. We continue to maintain a very conservative balance sheet with significant cash levels and no debt. Due to our strong capital position, the Company is able to deploy capital to increase shareholder value in a number of ways. One such way we have deployed capital is through stock buybacks. We completed a Self-Tender in August as the Company repurchased 6.1 million shares at a purchase price of $2.55 a share. This transaction resulted in $0.20 per share accretion to book value. We have a remaining buyback authorization of 3.3 million shares.

Because of the difficult market and the Company’s poor financial performance, we have taken significant steps to continue to manage the business for the current environment and position FBR for long-term success. Over the last several years, we have communicated our commitment to size our franchise commensurate with the current revenue opportunity. Since 2008 we have actively sought to strategically broaden our business in order to provide additional sources of revenue. Simultaneously, we have successfully reduced our fixed expenses to allow us to be profitable at lower levels of revenue. We remain committed to this strategy and believe it is the right one for us to make FBR the most valuable business it can be for clients, shareholders, and employees.

This last quarter however, presented an environment far more challenging than any of our prior estimates and we must now take further actions to achieve consistent profitability. Our need to take these additional actions is deeply regrettable, but it is clear that an even lower breakeven point is required for us to deliver for shareholders in a market of continued volatility.

Yesterday, we implemented a restructuring plan that will reduce the Company’s fixed costs by approximately 35%. These reductions will be in place by the end of this quarter and we believe the majority of them will be reflected in the first quarter run rate. In connection with the restructuring plan, the Company expects to incur a severance charge in the fourth quarter of 2011 of approximately $3 million, over $2 million of which will be offset by lower salary expense in the quarter. In implementing cost cutting actions, we have maintained our core team who has a proven ability to execute large, lead-managed equity transactions.

This was clearly a very difficult quarter for our industry. Even as we expect continued challenges from the environment, we are confident that the third quarter revenues were unusually low and that our revenue expectations looking forward, combined with a $50 million reduction in fixed costs will allow us to be more consistently profitable.

I’d be happy to answer any questions.